PURCHASE AGREEMENT

This Purchase Agreement (the “Agreement”) is entered into as of June 10, 2008 by and among The Registry Management Company, LLC, a Florida limited liability company (the “Buyer”), Tralliance Corporation, a New York corporation (the “Seller”), and theglobe.com, Inc., a Delaware corporation (the “Parent”). The Buyer, Seller and Parent are sometimes collectively referred to as the “Parties” or individually as a “Party”).

RECITALS

A. The Seller is in the business of enhancing the identity and presence of the travel industry on the Internet by delivering products and services in the .travel top level domain (TLD); the travel industry global products and services database; and new value-added products and services designed to support the travel industry's use of the .travel TLD (collectively, the “Business”).

B. Parent owns all of the issued and outstanding capital stock of the Seller.

C. Seller wishes to sell and Buyer wishes to purchase, substantially all of the Assets of the Seller, subject to the assumption of certain of the liabilities of the Seller, upon the terms and subject to the conditions set forth in this Agreement.

D. Parent also wishes to issue and sell, and the Buyer wishes to purchase, 229,000,000 shares of Parent’s common stock, $.001 par value per share (the “Shares”), upon the terms and conditions set forth in this Agreement.

NOW, THEREFORE, in consideration of the premises and the mutual agreements and covenants contained herein and intending to be legally bound, Buyer, Seller and Parent hereby agree as follows:

ARTICLE 1
SALE AND TRANSFER OF ASSETS AND SHARES

1.1 Certain Terms. Certain capitalized terms used in this Agreement are defined in Article 12.

1.2 Basic Transaction. On and subject to the terms and conditions of this Agreement, the Buyer agrees to purchase from (A) Parent, and Parent agrees to sell to the Buyer, all of the Shares, and from (B) the Seller, and the Seller agrees to sell to the Buyer, all of the Seller’s right, title and interest in and to all of the Seller’s assets used in the Business (other than the Excluded Assets) (all of such purchased assets being collectively referred to as “Purchased Assets”). Without limiting the generality of the foregoing, the Purchased Assets shall include all of the following assets of the Seller existing on the Closing Date:

(i) all goodwill relating to the Business;

(ii) all tangible personal property;

(iii) all Contracts that are set forth on Schedule 1.2(a)(iii) hereof (the “Assumed Contracts”);

(iv) all Permits, to the extent transferable;

(v) all of the Seller’s books and records relating to the Business (including without limitation, all products formulations and proprietary methods and know-how), the Purchased Assets and the Assumed Liabilities of the Seller other than the Excluded Assets;

(vi) all of the other intangible assets of the Seller, including, without limitation, Intellectual Property assets, including without limitation all rights of Seller to use of the name “Tralliance” and “.travel;”

(vii) all insurance policies (to the extent transferable), claims and benefits, including, without limitation, rights and proceeds, arising from or relating to the Purchased Assets and/or the Assumed Liabilities prior to the Closing Date;

(viii) all claims of the Seller against third parties relating to the Purchased Assets and/or the Assumed Liabilities, whether known or unknown, fixed or contingent;

(ix) security deposits relating to leases and utilities; and

(x) all other Assets of every kind, nature and description, tangible or intangible, owned by Seller and used or held for use in connection with the Business.

1.3 Excluded Assets. The following assets of the Seller existing on the Closing Date (collectively, the “Excluded Assets”) are not part of the sale and purchase contemplated hereunder, are excluded from the Purchased Assets and shall remain the property of the Seller after the Closing:

(i) all minute books, corporate seals, stock record books and stock transfer records of the Seller and tax returns and tax records of the Seller and records pertaining to the Excluded Assets;

(ii) all Contracts which are not assumed pursuant to Section 1.4 below;

(iii) all cash and bank accounts of Seller; and

(iv) all Accounts Receivable from customers, including Affiliates of the Seller (including Parent and any wholly-owned subsidiaries of Parent), taxing authorities or other third Party due to Seller.

1.4 Assumed Liabilities. At the Closing, Buyer shall assume only those Liabilities arising after the Closing Date under the Assumed Contracts identified on Schedule 1.2(a)(iii) (the Liabilities to be assumed being called collectively “Assumed Liabilities”). Except as expressly provided in this Agreement and the Assignment and Assumption Agreement, Buyer shall not assume or be liable, nor be deemed to have assumed or be liable for, any Liability of Seller of any nature whatsoever.

1.5 Payment of Purchase Price.

(a) The Purchase Price shall be determined under and payable in the manner provided in this Agreement.

(b) Subject to the terms and conditions of this Agreement, at the Closing, Buyer shall pay or deliver, or cause to be paid or delivered, to Parent the following (collectively, the “Purchase Price”):

(i) exchange and surrender to Parent all of their right, title and interest to the convertible promissory notes described on Schedule 1.5(b)(i) attached hereto (the “Convertible Notes”), together with all accrued and unpaid interest thereon (including on an additional $400,000 of such Convertible Notes held by Dancing Bear Investments, Inc. which are anticipated to be converted in the near future) through the Closing Date, which aggregate $5,398,439 as of May 31, 2008;

(ii)  release of the Seller and Parent of all of the Buyer’s and its applicable Related Parties interest in and to outstanding rent and miscellaneous fees due and unpaid to the Buyer or its Related Parties through the Closing Date, which aggregate $722,220 as of May 31, 2008, as more particularly described on Schedule 1.5(b)(ii) attached hereto, and

(iii) pay an earn-out to the Parent equal to 10% of the Buyer’s net revenue derived from “.travel” names registered by the Buyer through May 5, 2015, on the terms and conditions of and as more particularly described in the Earn-out Agreement (as hereinafter defined).

1.6 The Closing. The purchase and sale of the Shares and the Purchased Assets provided for in this Agreement shall take place at a closing (the “Closing”) at the offices of Stearns Weaver Miller Weisller Alhadeff & Sitterson, P.A. at 200 East Las Olas Boulevard, Suite 2100, Ft. Lauderdale, FL 33301 at 10:00 a.m. (local time) on the date hereof or at such other time and place as the Parties may agree (the “Closing Date”).

1.7 Closing Deliveries.

(a) At or prior to the Closing, the Seller shall deliver, or cause to be delivered, to Buyer:

(i) the Purchased Assets;

(ii) a Bill of Sale in the form of Exhibit “A,” dated the Closing Date, and duly executed by the Seller in favor of the Buyer;

(iii) an Assignment and Assumption Agreement in the form of Exhibit “B”, dated the Closing Date, and duly executed by the Seller;

(iv) a copy of the Seller's Certificate of Incorporation (and all amendments) certified by the New York Secretary of State and a copy of the Seller's Bylaws certified by the corporate secretary of the Seller;

(v) a good standing certificate issued by the State of New York with regard to the Seller; and

(vi) such other certificates, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer dated the Closing Date and duly executed by the Seller.

(b) At or prior to the Closing, Parent shall deliver, or cause to be delivered, to Buyer:

(i) stock certificates representing the Shares issued in the name of the Buyer;

(ii) a good standing certificate issued by the State of Delaware with regard to Parent;

(iii) the Earn-out Agreement; and

(iv) such other certificates, documents and other instruments of transfer and conveyance as may reasonably be requested by Buyer, each in form and substance satisfactory to Buyer dated the Closing Date and duly executed by Parent.

(c) At or prior to the Closing, Buyer shall deliver to Parent or the Seller, as applicable:

(i) the original Convertible Notes;

(ii) the Assignment and Assumption Agreement in the form of Exhibit “B”, dated the Closing Date, and duly executed by the Buyer;

(iii) a copy of the Buyer’s Certificate of Formation (and all amendments) certified by the Florida Secretary of State and a copy of the Buyer's Operating Agreement certified by the corporate secretary of the Buyer;

(iv) a certificate of “active status” issued by the State of Florida with regard to the Buyer;

(v) the Earn-Out Agreement described in Section 1.8 hereof;

(vi) the Employment Termination Agreements described in Section 8.8 hereof; and

(vii) such other certificates, documents and other instruments of transfer and conveyance as may reasonably be requested by Parent or the Seller, each in form and substance satisfactory to Parent and Seller dated the Closing Date and duly executed by the Buyer or its Related Parties, as appropriate.

1.8 Earn-Out Agreement. The Buyer shall pay to the Parent an earn-out equal to 10% of certain revenues of the Buyer derived from “.travel” names registered by the Buyer through May 5, 2015, as more particularly described in that certain Earn-out Agreement substantially in the form attached hereto as Exhibit “C” (the “Earn-out Agreement”). The Parties acknowledge that the minimum earn-out shall be no less than the Cumulative Minimum Payment Amount (as defined in Section 1.2 of the Earn-out Agreement) and that Buyer shall further guaranty that such payments will be no less that $300,000 in the first year following the Closing Date and increasing by $25,000 in each subsequent year (except that the final partial year will be prorated) until the end of the term.

1.9 Assignment of Contracts. Anything contained in this Agreement to the contrary notwithstanding, this Agreement shall not constitute an agreement or an attempted agreement to sell, transfer, sublease or assign any material Contract (or any claim or right or any benefit arising thereunder or resulting therefrom) if the attempted sale, transfer, sublease or assignment thereof, without the consent of any other party thereto, would constitute a breach thereof or materially affect the rights of the Buyer thereunder. Seller and Parent shall use their commercially reasonable efforts to obtain the consent of the other party to any material Contract to the sale, transfer, sublease or assignment thereof to the Buyer in all cases in which such consent is required for the sale, transfer, sublease or assignment of any material Contract. If any such consent is not obtained and the Closing occurs, Seller and Parent shall use their commercially reasonable efforts to cooperate with the Buyer in reasonable and lawful arrangements designed to provide for the Buyer the benefits of such Contract, including (a) adherence to reasonable procedures established by the Buyer for the immediate transfer to the Buyer of any payments or other funds received by Seller or Parent thereunder and (b) enforcement for the benefit of the Buyer of any and all rights of Seller thereunder against the other party or parties thereto arising out of the breach or cancellation thereof by such other party or parties or otherwise.

ARTICLE 2
CERTAIN OTHER AGREEMENTS

2.1 Tax Treatment. The Parties agree that the Parent and Seller shall be treated as selling the Purchased Assets and Shares, respectively, to the Buyer in exchange for the aggregate of the Purchase Price (including the Earn-Out) and the Assumed Liabilities in accordance with Section 707(a)(2)(B) of the Code and the Treasury Regulations promulgated thereunder.

2.2 Purchase Price Allocation. Prior to the Closing the Parties shall agree upon the allocation of the Purchase Price (and all other capitalized costs) (i) as between the Shares and the Purchased Assets as a whole and (ii) among the Purchased Assets in accordance with Code Section 1060 and the Treasury Regulations thereunder, which allocations shall be binding upon the Parties. Buyer, Parent and Seller (and the Shareholders) and each of their Affiliates shall take all actions and file all Tax Returns (including, but not limited to IRS Form 8594 “Asset Acquisition Statement”) consistent with such allocation unless required to do so by law and, in such event, such Party shall provide advance written notice to the other detailing (i) the reasons surrounding such inconsistent position and (ii) the position to be taken by such Party.

2.3 Tax Matters. Before and after the Closing, Seller, Parent and Buyer shall reasonably cooperate, and shall cause their respective affiliates, officers, employees and agents to reasonably cooperate, in preparing and filing all Tax Returns, in resolving any audits or disputes relating to Taxes and in connection with any other matters relating to Taxes. All transfer, documentary, sales, use, stamp, registration and other such Taxes, and all conveyance fees, recording charges and other fees and charges incurred in connection with the transactions contemplated by this Agreement shall be split between the Seller and Buyer.

ARTICLE 3
REPRESENTATIONS AND WARRANTIES
OF PARENT AND SELLER

The Parent and the Seller, jointly and severally, represent and warrant to the Buyer as of the date hereof:

3.1 Organization; Authority.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the State of Delaware. Seller is a corporation duly organized, validly existing and in good standing under the laws of the State of New York. Parent and Seller are each duly licensed or qualified to do business as a foreign entity, and are each in good standing in each jurisdiction where the failure to have such qualification would result in a Material Adverse Effect. True and complete copies of the charter and bylaws, including any amendments thereto through the date hereof (certified as of a recent date hereof by the Secretary of Parent or Seller, as applicable), of each of Parent and Seller have been delivered to Buyer.

(b) Parent and Seller each have all requisite corporate power and authority to (i) execute and deliver this Agreement, the other Transaction Documents to which each is a party (the “Parent Transaction Documents”) and any related agreements to which either of them is a party and to perform the transactions contemplated hereby and thereby (the “Contemplated Transaction”), (ii) to operate its business and to carry on its business as presently conducted, and (iii) to own, lease and otherwise hold its properties and assets.

3.2 Authority Relative to the Transaction Documents; Issuance of Shares.

(a) Parent and Seller have all requisite corporate authority and power to execute and deliver this Agreement and the other Parent Transaction Documents to which it is or will become a party and to consummate the transactions contemplated hereby and thereby. The execution and delivery of this Agreement and the other Parent Transaction Documents and the consummation of the transactions contemplated hereby and thereby (including without limitation, the issuance of the Shares) have been duly and validly authorized by all required corporate and stockholder action on the part of Parent and by all required corporate and stockholder action on the part of Seller and no other corporate, shareholder or other proceedings on the part of Parent or Seller (other than stockholder approval by the stockholders of the Parent) are necessary to authorize this Agreement or the other Parent Transaction Documents or to consummate the Contemplated Transactions. The Parent Transaction Documents have been duly and validly executed and delivered by Parent and Seller as applicable, and, assuming the Parent Transaction Documents have been duly authorized, executed and delivered by Buyer, the Parent Transaction Documents constitute the valid and binding agreement of Parent and Seller enforceable against Parent and Seller in accordance with their terms, except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

(b) The Shares are duly authorized and when issued and paid for in accordance with the terms hereof, will be validly issued, fully paid and non-assessable, and free from all taxes, liens, claims and encumbrances (other than those imposed through acts or omissions of the Buyer thereof), and will not be subject to preemptive rights or other similar rights of shareholders of the Parent and will not impose personal liability upon the holder thereof.

3.3 Non-Contravention. Except as listed on Schedule 3.3, the execution and delivery by Parent and Seller of this Agreement and the Parent Transaction Documents and the consummation by the Parent and Seller of the Contemplated Transactions will not (a) violate or conflict with any provision of their respective charters or bylaws, each as amended to date; (b) conflict with or result in the breach or termination of (or constitute a default for any event which, with notice or lapse of time or both would constitute a default) under, or give to others any rights of termination or cancellation of, or accelerate the performance required by, or maturity of, or result in the creation of any Encumbrance pursuant to any of the terms, conditions or provisions of, any Contract which either Parent or Seller is a party; (c) constitute a violation of, or be in conflict with, or constitute or create a default under, or result in the creation or imposition of any Encumbrance; or (d) violate any statute, law, ordinance, guideline, interpretation, judgment, decree, order, regulation or rule of any Governmental Authority (as defined herein). The execution and delivery of this Agreement by Parent and Seller and the performance of this Agreement, the Parent Transaction Documents and the related or Contemplated Transactions by Parent and Seller will not require filing or registration with, or the issuance of any Permit by, any Person or Governmental Authority under any applicable Law (other than any obligations to file an Information Statement and other reports as required by the Exchange Act (as defined herein) or any contracts to which Parent and Seller is a party.

3.4 Compliance with Law. Except as set forth on Schedule 3.4, the Business has been conducted in accordance with all applicable Laws (except, in each such case, for any non-compliance that individually or in the aggregate has not had, and would not reasonably be expected to have, a Material Adverse Effect). Seller has complied with, and is in compliance with (a) all Laws applicable to Seller or any of its properties and (b) all terms and provisions of all Contracts to which Seller is a party, or to which the Purchased Assets or the Business is subject (except, in each such case, for any non-compliance that individually or in the aggregate has not had, and would not reasonably be expected to have, a Material Adverse Effect). Except as set forth in Schedule 3.4 hereto, neither Parent nor Seller has committed, been charged with, or been under investigation with respect to, nor does there exist, any violation of any provision of any Law with respect to the Business (except, in each such case, for any non-compliance that individually or in the aggregate has not had, and would not reasonably be expected to have, a Material Adverse Effect). Neither the Parent nor Seller is subject to any decree, injunction, judgment, order, ruling, assessment or writ issued by any Governmental Authority which could impair its ability to consummate the transactions contemplated hereby or adversely affect Buyer’s ownership of the Purchased Assets or conduct of the Business from and after Closing.

3.5 SEC Documents; Financial Statements.

(a) Since January 1, 2006, Parent has filed all reports, schedules, forms, statements and other documents required to be filed by it with the Securities and Exchange Commission (“SEC”) pursuant to the reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”) (all of the foregoing filed prior to the date hereof and all exhibits included therein and financial statements and schedules thereto and documents incorporated by reference therein being hereinafter referred to as the “SEC Documents”). As of their respective dates, the SEC Documents complied in all material respects with the requirements of the Exchange Act and the rules and regulations of the SEC promulgated thereunder applicable to the SEC Documents, and none of the SEC Documents, at the time they were filed with the SEC, contained any untrue statement of a material fact or omitted to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading. As of their respective dates, the financial statements included in the SEC Documents (“SEC Financial Statements”) complied as to form in all material respects with applicable accounting requirements and the published rules and regulations of the SEC with respect thereto. The SEC Financial Statements have been prepared in accordance with generally accepted accounting principles in the United States (“GAAP”), consistently applied during the periods involved (except (i) as may be otherwise indicated in such financial statements or the notes thereto, or (ii) in the case of unaudited interim statements, to the extent they may exclude footnotes or may be condensed or summary statements) and fairly present in all material respects the financial position of Parent and Seller (as it relates to Seller and the Business) as of the dates thereof and the results of its operations and cash flows for the periods then ended (subject, in the case of unaudited statements, to normal year-end audit adjustments). As at the respective dates of the SEC Financial Statements, there were no material liabilities or obligations of Parent (whether absolute or contingent) except for those liabilities and obligations reflected on or adequately reserved for therein. To the knowledge of the executive officers of Parent, no information provided by or on behalf of Parent to Buyer or which is included in the SEC Documents contains any untrue statement of a material fact or omits to state any material fact necessary in order to make the statements therein, in light of the circumstances under which they are or were made, not misleading.

(b) Certain Financial Information. Parent has delivered to Buyer complete and correct copies of (i) unaudited financial statements for the Seller as of and for the calendar year ended December 31, 2006 and 2007, including balance sheets and related statements of income and cash flows; and (ii) the unaudited financial statements for Seller as of and for the three months ended March 31, 2008 (the “Balance Sheet Date”), including balance sheets and related statements of income and cash flows (collectively, the “Seller Financial Statements”, and together with the SEC Financial Statements, the “Financial Statements”), copies of which are attached as Schedule 3.5(b) hereto. The unaudited balance sheet of the Seller as of the Balance Sheet Date is hereinafter referred to as the “Balance Sheet”. Each of the Seller Financial Statements has been prepared in accordance with GAAP, applied on a consistent basis throughout the relevant periods (except as may be otherwise indicated in such Seller Financial Statements or the notes thereto), and fairly presents in all material respects the assets, liabilities and financial position of Seller as of such dates and for the periods indicated subject, in the case of unaudited financial statements, to normal year end adjustments. Since the Balance Sheet Date, there has been no change in any of the significant accounting policy practices or procedures of Parent or Seller.

3.6 Consents. Except as set forth on Schedule 3.6 hereto, no consent, approval or authorization of, or registration, qualification or filing with, any Person or Governmental Authority is required for the execution and delivery by Parent and Seller of this Agreement and the Parent’s Transaction Documents or for the consummation by Seller and Parent of the Contemplated Transactions. Except as set forth on Schedule 3.6, no consent of any third party, the failure of which to obtain may have a Material Adverse Effect, is required for the transfer of the Purchased Assets.

3.7 Litigation. Except as set forth on Schedule 3.7 hereto, no claim, action, suit, proceeding or investigation whether civil or criminal, in law or equity, before any arbitration or Governmental Authority is pending or threatened in writing: (i) against Seller, (ii) relating to or affecting the ability of Parent or Seller to execute this Agreement or the Parent’s Transaction Documents or consummate the transactions contemplated herein or therein, or (iii) which questions the validity of this Agreement or any of the Parent’s Transaction Documents or challenges any of the transactions contemplated hereby or thereby, nor to Parent’s and Seller’s knowledge is there any basis for any such action, suit, proceeding or investigation. None of the matters set forth in Schedule 3.7 hereof, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect on the Seller or the Purchased Assets.

3.8 Intellectual Property. Schedule 3.8 hereto sets forth a complete and accurate list of all material Intellectual Property of the Seller, which is the only intellectual property or other proprietary rights of any kind or nature which are material to the operation of the Business of Seller after the Closing as presently conducted by Seller. Schedule 3.8 also includes a complete and accurate list of all United States and foreign patent, copyright, trademark, service mark, trade dress, domain name and other registrations and applications, if any, used in connection with the Business, indicating for each: the owner (if other than the Seller), the applicable jurisdiction, registration number (or application number), and date issued or filed, and all unregistered Intellectual Property. Except to the extent set forth in Schedule 3.8 and for any third-party consents, Seller owns or has the right to use all of the Intellectual Property used or necessary for use in connection with the business of Seller as presently conducted or proposed to be conducted, and the consummation of the transactions contemplated by the Transaction Documents will not alter or impair any such right. Except as has not or would not reasonably be expected to have a Material Adverse Effect, Seller has taken all action necessary to maintain and protect each material item of Intellectual Property. No registered Intellectual Property has been or is now involved in any cancellation, dispute or litigation, and, to the knowledge of Parent and Seller, no such action is threatened.

3.9 Permits. The Permits listed in Schedule 3.9 constitute all of the licenses, permits, certificates, approvals, exemptions, franchises, registrations, variances, accreditations or authorizations currently used in or required for the operation of the Business as operated by Seller prior to the Closing Date, except for any Permits the absence of which would not have a Material Adverse Effect. The Permits are valid and in full force and effect and there are no pending proceedings which could result in the termination, revocation, limitation or impairment of any of the Permits. Neither Parent nor Seller has received notice of any violations in respect of any of the Permits.

3.10 Taxes. Except as set forth on Schedule 3.10 hereto:

(a) Neither Seller nor Parent nor any member of a Relevant Group has failed to file any Tax return required to be filed, which failure could result in the imposition of any Encumbrance (other than Permitted Encumbrances) on or against the Shares, the Purchased Assets, or the Business or in any liability to the Buyer, as transferee or otherwise. All Taxes imposed on the Parent or any member of a Relevant Group, the non-payment of which could result in an Encumbrance (other than Permitted Encumbrances) on or against the Shares, the Purchased Assets or the Buyer or in any liability to the Buyer, as transferee or otherwise, have been or will prior to the Closing Date be paid by the Parent or Seller. All deposits required to be made by the Parent or any member of a Relevant Group in respect of any material Tax, including, without limitation, withholding taxes, have been or will be made in a timely fashion. There are no material Tax deficiencies or claims asserted against Parent or any member of a Relevant Group the non payment of which could result in any Encumbrances (other than a Permitted Encumbrance) on or against the Shares or the Purchased Assets or in any liability to Buyer, as transferee or otherwise, nor is there any basis for any such deficiency or claim;

(b) Neither Seller nor Parent is a party to any Tax allocation or sharing agreement; and

(c) No Tax return of either Seller or Parent is currently under audit by the IRS or by any other taxing authority. Neither the IRS nor any other taxing authority is now asserting or, to the knowledge of Seller, threatening to assert against either Seller or Parent any deficiency or claim for additional Taxes or interest thereon or penalties in connection therewith or any adjustment that would have a Material Adverse Effect.

3.11 Broker. Except as set forth in Schedule 3.11, neither Parent nor Seller has retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of this Agreement or the Transaction Documents or the transactions contemplated by this Agreement.

3.12 Title to Purchased Assets; Leases.

(a) The Seller has good and marketable title to all of the Purchased Assets, free and clear of all Encumbrances, except the Permitted Encumbrances. Seller has the full right to sell, convey, transfer, assign and deliver the Purchased Assets without the need to obtain the consent or approval of any third party except for the required consents listed on Schedule 3.6 and those consents or approvals, the failure of which to obtain, would not result in a Material Adverse Effect. At and as of the Closing, the Buyer will have, good and valid record and marketable title to all of the Purchased Assets, free and clear of all Encumbrances except the Permitted Encumbrances, and the lien in favor of the holders of the Convertible Notes, which lien will be extinguished promptly following the surrender of the Convertible Notes to the Parent.

(b) The Seller does not own any real property or any interest (other than a leasehold interest) in any real property.

(c) Schedule 3.12 sets forth a complete and correct description of all leases of real or personal property under which the Seller is lessor or lessee. Each such lease is valid and subsisting and no event or condition exists that constitutes, or after notice or lapse of time or both would constitute, a default thereunder by the Seller or, to the Seller’s knowledge, the other party thereto. The Seller’s respective leasehold interests are not subject to any Encumbrances (other than Permitted Encumbrances and the interest of the lessors thereunder), and the Seller is in quiet possession and enjoyment of the properties covered by such leases.

3.13 Material Contracts.

(a) Except as set forth in Schedule 3.13, the Seller is not a party to or otherwise bound by any:

(i) agreement, instrument, or commitment that may adversely affect its ability to consummate the Contemplated Transactions;

(ii) agreement for the purchase, sale, lease, or license by or from it of services, products, or assets, requiring total payments by or to it in excess of $100,000 in any instance;

(iii) agreement requiring it to purchase all or substantially all of its requirements for a particular product or service from a particular supplier or suppliers, or requiring it to supply all of a particular customer’s or customers’ requirements for a certain service or product;

(iv) agreement or other commitment pursuant to which it has agreed to indemnify or hold harmless any other person;

(v) (x) employment agreement; (y) consulting agreement; or (z) agreement providing for severance payments or other additional rights or benefits (whether or not optional) in the event of the sale or other change in control of it;

(vi) agreement with the Parent or any current or former Affiliate, stockholder, officer, director, employee, or consultant of the Seller;

(vii) joint venture or partnership agreement; or

(viii) agreement imposing any non-competition, non-solicitation or exclusive dealing obligations on Seller or other like restrictive covenants which materially restrict the Seller’s business activities.

(b) Seller has delivered to the Buyer true, correct and complete copies (or written summaries of the material terms of oral agreements or understandings) of each Contract listed in Schedule 3.13, each as amended to date. Each such Contract is a valid, binding and enforceable obligation of the Seller and, to the best knowledge of the Seller, of the other party or parties thereto, and is in full force and effect. Neither the Seller, nor to the knowledge of the Seller, any other party thereto, is, or is considered by any other party thereto to be, in breach of or noncompliance with any term of any such Contract (nor, to the knowledge of the Seller, is there any basis for any of the foregoing), except for any breaches or noncompliances that singly or in the aggregate would not have a Material Adverse Effect. No claim, change order, request for equitable adjustment, or request for contract price or schedule adjustment, between the Seller and any supplier or customer, relating to any Contract listed in the Schedule 3.13 is pending or, to the knowledge of the Seller, threatened, nor, to the knowledge of the Seller, is there any basis for any of the foregoing. No Contract listed in Schedule 3.13 includes or incorporates any provision, the effect of which may be to enlarge or accelerate any of the material obligations of the Seller or to give additional rights to any other party thereto, or will terminate, lapse, or in any other way be affected, by reason of the Contemplated Transaction, except to the extent a necessary consent to assignment is required and not obtained prior to the Closing.

3.14 Employees. Schedule 3.14 contains a complete and accurate list of all employees of the Seller who perform material services for the Seller as of April 30, 2008.

ARTICLE 4
REPRESENTATIONS AND WARRANTIES OF THE BUYER

The Buyer represents and warrants to the Parent and Seller as follows:

4.1 Organization of the Buyer; Authority. The Buyer is limited liability company organized under the laws of the State of Florida and its status is active. The Buyer has all requisite corporate power and authority to execute and deliver this Agreement, the other Transaction Documents to which it is a party (the “Buyer Transaction Documents”) and any related agreements to which it is a party and to perform the Contemplated Transactions.

4.2 Approval; Binding Effect. The Buyer has obtained all necessary limited liability company action, authorizations and approvals required for the execution and delivery of the Buyer Transaction Documents and the consummation of the transactions contemplated hereby and thereby. This Agreement and each of such Buyer Transaction Documents have been duly executed and delivered by the Buyer and constitutes the legal, valid and binding obligation of the Buyer, enforceable against the Buyer in accordance with its terms except as limited by applicable bankruptcy, insolvency, reorganization, moratorium or other similar laws now or hereafter in effect relating to or affecting creditors’ rights generally, including the effect of statutory and other laws regarding fraudulent conveyances and preferential transfers and subject to the limitations imposed by general equitable principles (regardless whether such enforceability is considered in a proceeding at law or in equity).

4.3 Non-Contravention. The execution and delivery by the Buyer of the Buyer Transaction Documents and the consummation by the Buyer of the transactions contemplated hereby and thereby will not (a) violate or conflict with any provisions of the charter or bylaws of the Buyer, each as amended to date; (b) conflict with or result in the breach or termination of (or constitute a default for any event which, with notice or lapse of time or both would constitute a default) under, or accelerate the performance required by, any contract, lease, agreement, commitment or other instrument or restriction of any kind to which the Buyer is a party, or result in a violation of any Law of any Governmental Authority applicable to the Buyer, or (ii) on the ability of the Buyer to perform its obligations hereunder or under the Transaction Documents.

4.4 Convertible Notes. The Buyer owns, or will own as of the Closing, the Convertible Notes free and clear of all Encumbrances.

4.5 Governmental Consents. Except as set forth in Schedule 4.5 hereto, no consent, approval or authorization of, or registration, qualification or filing with, any Governmental Authority is required for the execution and delivery by the Buyer of this Agreement and the Buyer Transaction Documents to which it is a party or for the consummation by the Buyer of the transactions contemplated hereby or thereby.

4.6 Broker. Except as set forth in Schedule 4.6, the Buyer has not retained, utilized or been represented by any broker, agent, finder or other intermediary in connection with the negotiation or consummation of this Agreement or of the transactions contemplated by this Agreement.

4.7 Litigation. Except as set forth on Schedule 4.7 hereto, no claim, action, suit, proceeding or investigation whether civil or criminal, in law or equity, before any arbitration or Governmental Authority is pending or threatened in writing: (i) against Buyer, (ii) relating to or affecting the ability of Buyer to execute this Agreement or the Buyer’s Transaction Documents or consummate the transactions contemplated herein or therein, or (iii) which questions the validity of this Agreement or any of the Buyer’s Transaction Documents or challenges any of the transactions contemplated hereby or thereby, nor to Buyer’s knowledge is there any basis for any such action, suit, proceeding or investigation. None of the matters set forth in Schedule 6.6 hereto, either individually or in the aggregate, could reasonably be expected to have a Material Adverse Effect.

4.8 Investment Matters. Buyer (A) understands that the Shares have not been, and will not be, registered under the Securities Act, or under any state securities laws, and are being offered and sold in reliance upon federal and state exemptions for transactions not involving any public offering, (B) is acquiring the Shares solely for its own account for investment purposes, and not with a view to the distribution thereof, (C) is a sophisticated investor with knowledge and experience in business and financial matters, (D) has received certain information concerning the Seller and the Parent and has had the opportunity to obtain additional information as desired in order to evaluate the merits and the risks inherent in purchasing the Shares, (E) is able to bear the economic risk and lack of liquidity inherent in holding the Shares, and (F) is an “Accredited Investor” within the meaning of Regulation D promulgated under the Securities Act.

4.9 Acknowledgement by Buyer. Buyer acknowledges and agrees that it has conducted its own independent review and analysis of, and, based thereon, has formed an independent judgment concerning, the business, assets, condition, operations and prospects of the Parent and the Seller. In entering into this Agreement, Buyer has relied solely upon its own investigation and analysis, and Buyer: (a) acknowledges that, other than as set forth in this Agreement, the Schedules hereto and the certificates delivered pursuant hereto, none of the Seller, the Parent, nor any of their respective directors, officers, employees, Affiliates, agents or representatives makes or has made any representation or warranty, either express or implied, (i) as to the accuracy or completeness of any of the information provided or made available to Buyer or its agents or representatives prior to the execution of this Agreement, and (ii) with respect to any projections, forecasts, estimates, plans or budgets of future revenues, expenses or expenditures, future results of operations (or any component thereof), future cash flows (or any component thereof) or future financial condition (or any component thereof) of the Parent or Seller; (b) agrees, to the fullest extent permitted by law (except with respect to claims of fraud), that none of the Seller, the Parent, nor any of their respective Affiliates, managers, directors, officers, employees, equityholders, agents or representatives of the Seller, the Parent or their respective Affiliates shall have any direct personal liability or responsibility whatsoever to Buyer on any basis (including contract, tort, or otherwise) based upon any information provided or made available, or statements made, to Buyer prior to the execution of this Agreement; and (c) acknowledges that it is not aware of any facts or circumstances concerning the Seller or the Parent which would result in any representation, warranty or covenant contained herein being untrue or inaccurate in any respect.

ARTICLE 5
COVENANTS

5.1 Operations Prior to the Closing Date. Except as set forth on Schedule 5.1 and except as otherwise permitted by the prior written consent of Buyer, during the period from the date of this Agreement to the Closing Date: (i) the business of Seller shall be conducted only in the Ordinary Course; and (ii) Seller and Parent shall use their commercially reasonable efforts to preserve the business of Seller substantially intact, to preserve the value of the assets and properties, wherever located, that are material to Seller in existence on the date hereof, to comply with all Laws and requirements of any Governmental Authority applicable to Seller and to preserve the present relationships of Seller with customers, suppliers and other persons with which Seller has business relations.

5.2 Preserve Accuracy of Representations and Warranties. Each of the Parties hereto shall refrain from taking any action which would render any representation or warranty contained in Articles 3 or 4 of this Agreement inaccurate as of the Closing Date. Each Party hereto shall promptly notify the other of any proceeding that shall be instituted or threatened against such party to restrain, prohibit or otherwise challenge the legality of the Contemplated Transactions. Seller and Parent shall promptly notify the Buyer of (a) any proceeding that may be threatened, brought, asserted or commenced against it which if such proceeding had arisen prior to the date hereof would have been required to be disclosed to Buyer hereunder; (b) any fact which, if known on the date of this Agreement, would have been required to be set forth or disclosed pursuant to this Agreement; and (c) any actual, impending or threatened breach of any of the representations and warranties contained in this Agreement and with respect to the latter, shall use their commercially reasonable best efforts to remedy such actual, impending or threatened breach.

5.3 Access to Information. From and after the date hereof, the Parent and Seller shall give, or cause to be given, to Buyer and its representatives, employees and financing sources, timely access to all of its the titles, contracts, books, records, files, documents, and personnel as the Buyer shall reasonably request relating to the Seller or the Business, furnish to the Buyer all such information concerning the Seller or the Business as the Buyer reasonably may request and cause its independent public accountants to permit Buyer and its representatives to examine all records and working papers relating to Seller in order to permit an independent accounting firm selected by the Buyer to conduct an audit of the Business’s financial statements in a diligent manner. Unless and until the Closing shall occur, the Buyer shall maintain the confidentiality of (and not use except in furtherance of the Contemplated Transactions) all Confidential Information which it may receive as a result of such access.

5.4 [Intentionally omitted]

5.5 Best Efforts. Each Party shall use its commercially reasonable best efforts to satisfy timely each of the conditions to be satisfied by it as provided in Articles 7 and 8 of this Agreement.

5.6 Expenses. Except as otherwise set forth herein, Buyer on the one hand, and Seller and Parent on the other hand, shall each bear their own respective expenses incurred in connection with the preparation, execution, delivery and performance of this Agreement and the Transaction Documents and in connection with all obligations required to be performed by each of them under this Agreement and the Transaction Documents, whether or not the transactions contemplated hereby and thereby are consummated.

5.7 Public Announcements. Seller, Parent and Buyer shall consult with each other before issuing any press release, public announcement or other public statement concerning the contemplated Transactions or any transaction contemplated by this Agreement or any of the Transaction Documents, and shall not issue any such public announcement, press release or public statement prior to such consultation, except as may be required by law. Copies of any such announcement or filings shall be delivered to the other parties hereto prior to release.

5.8 Information Statement.

(a) As promptly as reasonably practicable following the date of this Agreement, Parent shall (i) seek the written consent of Michael S. Egan and certain of his Affiliates or related parties, in their capacity as stockholders of the Parent, to the approval of this Agreement and the Contemplated Transactions and (ii) with the assistance of Buyer, prepare and mail an information statement to be sent to the stockholders of Parent in connection with obtaining stockholder approval of the Contemplated Transactions (as amended or supplement, the “Information Statement”). Buyer and Parent will cooperate with each other in the preparation of the Information Statement. Without limiting the generality of the foregoing, (i) Parent will provide Buyer with a reasonable opportunity to review and comment on the Information Statement and (ii) Buyer will furnish to Parent true and correct information relating to it and its arrangements with Parent management required by applicable securities laws to be set forth in the Information Statement.

(b) Parent agrees that none of the information supplied or to be supplied by Parent for inclusion or incorporated by reference in the Information statement will, at the date it is first mailed to the stockholders of Parent, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary in order to make the statement therein, in the light of the circumstances under which they are made, not misleading.

(c) Parent shall use its reasonable best efforts, after consultation with Buyer, to resolve all SEC comments with respect to the Information Statement as promptly as practicable after receipt thereof. Each of Buyer and Parent agree to correct any information provided by it for use in the Information Statement which shall have become false or misleading. Parent shall as soon as reasonably practicable notify Buyer of the receipt of any comments from or other correspondence with the SEC staff with respect to the Information Statement and any request by the SEC for any amendment to the Information Statement or for additional information (and promptly deliver a copy of such comments, correspondence or request to Buyer). Parent shall use its reasonable best efforts to cause the Information Statement to be mailed to Parent’s stockholders as promptly as practicable after the Information Statement is cleared by the SEC.

ARTICLE 6
POST-CLOSING COVENANTS

6.1 Transferred Employees.

(a) Offer of Employment. Subject to and in accordance with the provisions of this Section 6.1, Buyer shall, effective upon the Closing, offer full-time employment to each of the Seller’s employees employed by Seller as of the Closing Date, as listed on Schedule 6.1 hereof (the “Seller Employees”), that Buyer, in its sole discretion, elects to offer employment, on terms and conditions substantially equivalent to the terms and conditions of employment and benefits as previously provided to such Seller Employees. Buyer shall hire all of the Seller Employees who accept such offer. Buyer will deliver to Parent a list of all of the Seller Employees who have accepted an offer of employment from Buyer promptly after the Closing. Each of the Seller Employees who actually becomes a full-time employee of Buyer upon the Closing is hereinafter referred to as a “Transferred Employee.”

(b) Transition. The employment of each Transferred Employee by Seller shall end effective as of the close of business on the day before the Closing Date and the employment of the Transferred Employees by Buyer shall commence at or after 12:01 a.m. on the Closing Date.

(c) Retention of Employees Prior to Closing. Seller shall expend its reasonable efforts to assist Buyer in securing the employment on the Closing Date of the Seller Employees; provided, however, that Seller shall not be required to incur any financial obligation beyond continuing to pay for current employee compensation and benefits prior to the Closing in connection with the foregoing unless otherwise required by this Agreement.

(d) Employees Other than Transferred Employees. Seller shall retain responsibility for Seller Employees that are neither offered nor accepted employment with Buyer. All liabilities or obligations to any Seller Employee resulting from Buyer’s failure to offer employment to any Seller Employee shall be and remain the sole responsibility and liability of the Seller.

6.2 Covenant Not to Compete.

(a) Parent and Seller acknowledge and recognize the highly competitive nature of the industry in which Seller and the Business operate. Accordingly, in consideration of the premises contained herein and the consideration to be received hereunder, neither Seller nor Parent shall, during the Non-Competition Period (as defined below), anywhere in the World: (i) directly or indirectly engage, whether or not such engagement shall be as a member, partner, stockholder, affiliate or other participant, in any Competitive Business (as defined herein), or represent in any way any Competitive Business, whether or not such engagement or representation shall be for profit; (ii) knowingly or intentionally interfere with, disrupt or attempt to disrupt the relationship, contractual or otherwise, between Buyer and any other person or entity, including, without limitation, any customer, supplier, employee or consultant of Buyer with respect to the Business; (iii) induce any employee of Buyer to terminate his or her employment with Buyer or to engage in any Competitive Business in any manner described in the foregoing clause (i); or (iv) affirmatively assist or induce any other person or entity to engage in any Competitive Business in any manner described in the foregoing clause (i). Anything contained in this Section 6.3 to the contrary notwithstanding, an investment by Seller or Parent in any publicly traded company in which either Seller or Parent and their affiliates exercise no operational or strategic control and which, collectively, constitutes less than 5% of the capital of such entity shall not constitute a breach of this Section 6.3.

(b) As used herein, “Non Competition Period” shall mean the period commencing on the Closing Date hereof and terminating five (5) years from the Closing Date.

(c) “Competitive Business” shall mean any business engaged in the development, sales and support of domain name registrations for the travel related industry or that is substantially similar to the services and products offered by the Seller as of the date hereof.

(d) Seller, Parent and Buyer recognize and acknowledge that the restrictions set forth herein are reasonable as to form and scope. Notwithstanding the foregoing, it is the desire and intent of the parties that the provisions of this Section 6.2 shall be enforced to the fullest extent permissible under the laws and public policies applied in each jurisdiction in which enforcement is sought. Accordingly, if any particular provision of this Section 6.2 shall be adjudicated to be invalid or unenforceable, such provision shall be deemed amended to (i) delete therefrom the portion thus adjudicated to be invalid or unenforceable, such deletion to apply only with respect to the operation of such provision in the particular jurisdiction in which such adjudication is made or (ii) otherwise to render it enforceable in such jurisdiction.

(e) Each of Buyer, Seller and Parent acknowledges and understands that the provisions of this Section 6.2 are of a special and unique nature, the loss of which cannot be adequately compensated for in damages by an action at law, and that the breach or threatened breach of the provisions of this Section 6.2 would cause the Buyer irreparable harm. In the event of a breach or threatened breach by Seller or Parent of the provisions of this Agreement, the Buyer shall be entitled to an injunction restraining Seller and Parent from such breach without requirement to post bond or otherwise prove damage. Nothing contained in this Section 6.2 shall be construed as prohibiting the Buyer from or limiting the Buyer in pursuing any other remedies available for any breach or threatened breach of this Agreement.

6.3 Further Assurances. At any time and from time to time after the Closing Date, each Party shall, without further consideration, execute and deliver to the other such other instruments of transfer and assumption and shall take such other action as the other may reasonably request to carry out the transactions contemplated by this Agreement. Seller and Parent agree to perform all acts that are reasonably within their purview, authority and/or ability and deliver all documents reasonably requested by Buyer to perfect and confirm Buyer’s rights to the Shares and the Purchased Assets.

6.4 Registration Rights. The Shares shall have the registration rights set forth on Schedule 6.4 attached hereto and made a part hereof.

ARTICLE 7
CONDITIONS PRECEDENT TO BUYER’S OBLIGATIONS

The obligation of the Buyer to consummate the Closing and to make all payments of the Purchase Price shall be subject to the satisfaction at or prior to the Closing of each of the following conditions (to the extent noncompliance is not waived in writing by the Buyer):

7.1 Representations and Warranties True at Closing; Compliance with Covenants; Corporate Approvals.

(a) The representations and warranties made by Seller and Parent in or pursuant to this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date);

(b) Seller and Parent shall each have performed and complied in all material respects with all of their covenants, obligations and conditions under this Agreement to be performed or complied with by each of them on or prior to the Closing;

(c) All corporate approvals necessary to authorize the Contemplated Transactions shall have been obtained by Seller and Parent.

(d) Seller and Parent shall have delivered to Buyer (i) a certificate of good standing of Seller and Parent, as of the most recent practicable date, from the Secretary of State of the states of incorporation of each of Seller and Parent; and (ii) certificates from the Secretary of State of the appropriate official in each state in which such Seller and Parent is qualified to do business to the effect that Seller and Parent are in good standing in such state; in each case, dated as of a date not more than 5 Business Days prior to the Closing Date.

7.2 Consents. Seller, Parent and Buyer shall have obtained all necessary material consents of third parties to the Contemplated Transactions, including, without limitation, any consents required by the Contracts and any required consents of any creditors, lessors, suppliers and Governmental Authorities, including without limitation, those set forth in Schedules 3.3 and 3.6.

7.3 No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body: (a) in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby or (b) in connection with any claim for damages in excess of $100,000 against the Parent or Seller.

7.4 Governmental Permits and Approvals. The Parties shall have received all necessary Permits and approvals from any Governmental Authority.

7.5 No Material Adverse Change. There shall not have occurred a Material Adverse Effect with respect to the Parent or the Seller since the Balance Sheet Date.

7.6 Parent Transaction Documents. Buyer shall have received all Parent Transaction Documents duly executed by Seller and the Parent, as applicable.

7.7 Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to the Buyer in connection with the transactions contemplated by this Agreement shall be satisfactory in all reasonable respects to the Buyer and its counsel and the Buyer shall have received the originals or certified or other copies of all such records and documents as the Buyer may reasonably request.

7.8 Fairness Opinion. Parent and Seller shall have received a favorable fairness opinion from Hatcher Johnson Valuations, Inc.

ARTICLE 8
CONDITIONS PRECEDENT TO OBLIGATIONS
OF SELLER AND PARENT

The obligation of Seller and Parent to consummate the Closing shall be subject to the satisfaction, at or prior to the Closing, of each of the following conditions (to the extent noncompliance is not waived in writing by Seller and Parent):

8.1 Representations and Warranties True at Closing; Compliance with Covenants; Corporate Approvals.

(a) The representations and warranties made by Buyer in this Agreement shall be true and correct in all material respects as of the date hereof and as of the Closing Date with the same effect as though such representations and warranties had been made or given at and as of the Closing Date (except for representations and warranties that speak as of a specific date, which shall be true and correct as of such specific date);

(b) Buyer shall have performed and complied in all material respects with all of its covenants, obligations and conditions under this Agreement that are to be performed or complied with by it at or prior to the Closing;

(c) All shareholder approvals necessary to authorize the Contemplated Transactions shall have been obtained by Parent and (i) at least twenty (20) calendar days shall have elapsed from the date of mailing of the Information Statement to the stockholders of the Parent or (ii) if elected by Parent, at least forty (40) calendar days shall have elapsed from the date of mailing of notice to its stockholders of the “Internet Availability” of the Information Statement pursuant to Rule 14a-16 of the Exchange Act; and

(d) Buyer shall have delivered a certificate of good standing of Buyer, as of the most recent practicable date, from the Secretary of State of the state of organization of Buyer.

8.2 Consents. Seller, Parent and Buyer shall have obtained any necessary material consents of third parties to the Contemplated Transactions including, without limitation, any consents required by the Contracts and any required consents of any creditors, suppliers and Governmental Authorities, including, without limitation, those set forth in Schedules 3.3 and 3.6.

8.3 No Litigation. No restraining order or injunction shall prevent the transactions contemplated by this Agreement and no action, suit or proceeding shall be pending or threatened before any court or administrative body in which it will be or is sought to restrain or prohibit or obtain damages or other relief in connection with this Agreement or the consummation of the transactions contemplated hereby.

8.4 Governmental Permits and Approvals. The parties shall have received all necessary approvals from any Governmental Authority.

8.5 Purchase Price. Buyer shall have delivered to the Seller and Parent the Purchase Price.

8.6 Buyer Transaction Documents. Seller and Parent shall have received all Buyer Transaction Documents duly executed by Buyer.

8.7 Proceedings and Documents Satisfactory. All proceedings in connection with the transactions contemplated by this Agreement and all certificates and documents delivered to Seller or Parent in connection with the transactions contemplated by this Agreement (including expiration of the applicable waiting period after distribution of the Information Statement to Parent’s stockholders) shall be satisfactory in all reasonable respects to Seller, Parent and their counsel, and Seller and Parent shall have received the originals or certified or other copies of all such records and documents as the Seller or Parent may reasonably request.

8.8 Employment Termination Agreements. Parent and Seller shall have received Agreements in form and substance satisfactory to it, agreeing to the mutual termination of the Parent’s employment agreements with each of Michael Egan, Edward Cespedes and Robin Segaul Lebowitz.

8.9 Fairness Opinion. Parent and Seller shall have received a favorable fairness opinion from Hatcher Johnson Valuations, Inc.

ARTICLE 9
INDEMNIFICATION

9.1 Survival of Representations and Warranties. The representations and warranties of the Parties hereto contained in this Agreement, the Transaction Documents or otherwise made in writing in connection with the Contemplated Transactions (in each case except as affected by the transactions contemplated by this Agreement) shall be deemed material and, notwithstanding any pre-Closing investigations, examinations, or prior knowledge of Buyer or any due diligence conducted by Buyer, shall be deemed to have been relied on by the Buyer and shall survive the consummation of the transactions contemplated hereby and the payment of the Purchase Price until 5:00 p.m. EST on the date that is one (1) year following the Closing Date (such period, the “Indemnification Period”), and thereafter until resolved if a claim in respect thereof has been made prior to such date); provided that the representations and warranties set forth in Sections 3.10 shall survive the Closing Date until the expiration of the statute of limitations applicable to the matters set forth therein and the representations and warranties set forth in Section 3.2(b) and Section 3.12(a) shall survive indefinitely. Covenants and agreements made by the Seller and Buyer herein shall survive indefinitely unless otherwise provided herein or therein.

9.2 Indemnity by Seller. Parent and Seller jointly and severally agree to indemnify and hold Buyer and its Affiliates and their respective officers, directors, stockholder, employees and agents (collectively, the “Buyer Indemnified Group”) harmless from and with respect to any and all losses, assessments, liabilities, claims, damages, deficiencies, costs and expenses, including, without limitation, reasonable attorneys’ and accountants’ fees and disbursements (“Losses”) related to, or arising directly or indirectly out of any failure to perform or breach by either Seller or Parent of any representation or warranty, covenant, obligation or undertaking made by either Seller or Parent in any Transaction Document (including the Schedules and Exhibits hereto or thereto), or in any other statement, certificate or other instrument delivered pursuant hereto or thereto, or any misrepresentation contained therein.

9.3 Indemnity by the Buyer. The Buyer agrees to indemnify and hold the Parent and the Seller and their respective officers, directors, stockholder, employees and agents (collectively, the “Seller Indemnified Group”) harmless from and with respect to any and all Losses related to, or arising directly or indirectly out of, any failure to perform or breach by the Buyer of any representation or warranty, covenant, obligation (including as to the Assumed Liabilities) or undertaking made by the Buyer in any Transaction Document (including the Schedules and Exhibits hereto and thereto), or in any other statement, certificate or other instrument delivered pursuant hereto hereto or thereto, or any misrepresentation contained therein.

9.4 Claims.

(a) Notice. Any Party seeking indemnification hereunder (the “Indemnified Party”) shall promptly notify the other Party hereto (the “Indemnifying Party”) of any action, suit, proceeding, claim, demand, assessment, judgment, cost, expense or breach (a “Claim”) with respect to which the Indemnified Party claims indemnification hereunder, by delivering a written notice thereof together with a statement setting forth such information with respect to such Claim as the Indemnified Party shall then have (an “Indemnification Notice”) provided that failure of the Indemnified Party to give an Indemnification Notice shall not relieve the Indemnifying Party of its obligations under this Section 9.4 except to the extent, if at all, that such Indemnifying Party shall have been prejudiced thereby in its ability to defend the suit, action, claim, proceeding or investigation for which such indemnification is sought by reason of such failure.

(b) Third-Party Claims. If such Claim relates to any action, suit, proceeding or demand instituted against the Indemnified Party by a third party (a “Third-Party Claim”), the Indemnifying Party shall be entitled to participate in the defense of such Third-Party Claim after receipt of the Indemnification Notice from the Indemnified Party, as follows. Within 30 days after receipt of the Indemnification Notice of a particular matter from the Indemnified Party, the Indemnifying Party may assume the defense of such Third-Party Claim, in which case the Indemnifying Party shall have the authority to negotiate, compromise and settle such Third-Party Claim, if and only if the following conditions are satisfied:

(i) the Indemnifying Party shall have confirmed in writing that it is obligated hereunder to indemnify the Indemnified Party with respect to such Third-Party Claim;

(ii) the Indemnifying Party retains counsel that is acceptable to the Indemnified Party, which acceptance shall not be unreasonably withheld or delayed; and

(iii) the Indemnified Party is kept reasonably informed of such action, suit or proceeding at all stages thereof whether or not it is represented by separate counsel.

However, notwithstanding the preceding sentence, if (a) the Indemnifying Party fails or refuses to defend the Claim then Indemnified Party may defend and/or settle such Claim, after giving notice of proposed settlement to the Indemnifying Party, on such terms as the Indemnified Party may reasonably deem appropriate and no such action taken by the Indemnified Party in defending or settling such Claim will release the Indemnifying Party of any obligation hereunder. Except under the circumstances described in the preceding sentence, the Indemnified Party will not enter into any settlement agreement without the consent of the Indemnifying Party which consent shall not be unreasonably withheld or delayed. The Indemnifying Party will not, without the prior written consent of the Indemnified Party (which will not be unreasonably withheld), enter into any settlement of a Claim, if pursuant to or as a result of such settlement, injunctive or other equitable relief will be imposed against the Indemnified Party or if such settlement does not expressly unconditionally release the Indemnified Party from all liabilities or obligations with respect to such Claim, with prejudice. The Indemnified Party and the Indemnifying Party will cooperate with the each other in the defense, compromise or settlement of any Claim for which indemnification is sought.

9.5 Cooperation. If requested by the Indemnifying Party, the Indemnified Party shall cooperate to the extend reasonably requested in the defense or prosecution of any suit, action, demand, assessment, judgment, claim, proceeding or investigation for which such Indemnifying Party is being called upon to indemnify the Indemnified Party pursuant to this Article 9, and the Indemnified Party shall furnish such records, information and testimony and attend all such conferences, discovery proceedings, hearing, trials and appeals as may be reasonably requested in connection therewith and, if appropriate, the Indemnified Party shall make any counterclaim against the party asserting such suit, action, demand, assessment, judgment, claim, proceeding or investigation or any cross-complaint against any person in connection therewith and the Indemnified Party further agrees to take such other actions as reasonably may be requested by an Indemnifying Party to reduce or eliminate any Loss for which the Indemnifying Party would have responsibility, but the Indemnifying Party will reimburse the Indemnified Party for any fees or expenses incurred by it in so cooperating or acting at the request of the Indemnifying Party.

9.6 Limitations on Indemnification.

(a) Subject to Section 9.6(c) below, Parent and Seller’s maximum aggregate combined liability to the Buyer Indemnified Group for indemnification (including costs incurred in the defense of such claim) under Section 9.2 shall not exceed $2,000,000.

(b) No member of the Buyer Indemnified Group shall be entitled to indemnification pursuant to Section 9.2 unless and until the aggregate Losses incurred by all members of the Buyer Indemnified Group in respect of all claims under Section 9.2 collectively exceeds $100,000 whereupon the Buyer Indemnified Group shall only be entitled to indemnification hereunder (subject to the other provisions of this Article IX) from the Seller for all such Losses incurred by the Buyer Indemnified Group in excess of such $100,000 threshold.

(c) The amount of any Losses for which indemnification is provided for under this Agreement shall be reduced by (i) any amounts realizable by the Indemnified Person as a result of any indemnification, contribution or other payment by any third party, (ii) any insurance proceeds or other amounts realizable by the Indemnified Person from third parties with respect to such Losses, and (iii) any Tax benefit realizable to the Indemnified Person from the incurrence or payment of any such Losses. In computing the amount of any such Tax benefit, the Indemnified Party shall be deemed to fully utilize, at the highest marginal Tax rate then in effect, all Tax items arising from the incurrence or payment of any indemnified Losses.

(d) The Indemnified Person agrees to take commercially reasonable actions to mitigate all Losses and to timely make and diligently pursue any claims for insurance, Tax benefits and/or other payments available from third parties with respect to Losses for which it will seek indemnification hereunder. The Indemnifying Person shall be subrogated to the Indemnified Person’s rights of recovery to the extent of any Losses satisfied by the Indemnifying Person. The Indemnified Person shall execute and deliver such instruments and papers as are necessary to assign such rights and assist in the exercise thereof, including access to the books and records of the Parent and Seller.

(e) The limitations set forth in Sections 9.6(a) and (b) shall not apply to any Losses arising from actual fraud on the part of the Indemnifying Party.

9.7 Sole Remedy. After the Closing, the indemnification provided in this Article 9 (including all limitations contained herein) shall be the sole and exclusive remedy for all matters relating to this Agreement, the transactions contemplated hereby, the ownership of the Shares of the Parent by Seller and for the breach of any representation, warranty, covenant or agreement contained herein.

9.8 Adjustment. Any payment of indemnification amount under this Article 9 shall be accounted for as an adjustment to the Purchase Price.

ARTICLE 10
TERMINATION

10.1 Termination.

(a) Anything contained in the Transaction Documents to the contrary notwithstanding, this Agreement may be terminated at any time prior to the Closing Date:

(i) by the mutual consent of Buyer and Parent; or

(ii) by Buyer or Parent (the “Terminating Party”) if the Closing shall not have occurred on or before 11:59 p.m. on September 15, 2008 (or such later date as may be mutually agreed to by Buyer and the Parent); provided that if the Closing shall not have occurred as a result of the willful act or omission of one of the Parties, then such Terminating Party may not terminate this Agreement pursuant to this Section 10.1(a).

(b) Seller and Parent may, on or prior to the Closing Date, terminate this Agreement without liability if:

(i) there shall have been a material breach of any representations or warranties set forth in this Agreement on the part of Buyer or if any representations or warranties of Buyer shall have become untrue, provided that neither Seller nor Parent have materially breached any of their obligations hereunder;

(ii) there shall have been a material breach by Buyer of any of its covenants of agreements hereunder and such breach would materially and adversely affect the ability Buyer, Parent or Seller to consummate the transactions contemplated by this Agreement, and Buyer has not cured such breach within ten (10) Business Days after notice by Parent thereof setting forth in reasonable detail the nature of such breach; provided that neither Seller nor Parent has materially breached any of their obligations hereunder; or

(iii) any condition to Closing set forth in Article 8 shall not have been fulfilled by Buyer or waived by Parent by the Closing Date.

(c) Buyer may, on or prior to the Closing Date, terminate this Agreement without liability if:

(i) there shall have been a material breach of any representations or warranties set forth in this Agreement on the part of either Seller or Parent or if any representations or warranties of either Seller or Parent shall have become untrue to the extent it would have a Material Adverse Effect provided that Buyer has not materially breached any of its obligations hereunder;

(ii) there shall have been a material breach by Parent or Seller of one or more of their respective covenants or agreements hereunder having a Material Adverse Effect on Parent or the Business or materially adversely affecting (or materially delaying) the ability of Parent and Buyer to consummate transactions contemplated by this Agreement, and neither Seller nor Parent has cured such breach within 10 Business Days after notice by Buyer thereof setting forth in reasonable detail the nature of such breach, provided that Buyer has not materially breached any of its obligations hereunder;

(iii) any condition to Closing set forth in Article 7 shall not have been fulfilled or waived by Buyer by the Closing Date.

10.2 Notice of Termination. Any Party desiring to terminate this Agreement pursuant to Section 10.1(a)(ii), 10.1(b) or 10.2 shall give written notice of such termination to the other Party to this Agreement specifying the reason for such termination.

10.3 Effect of Termination. In the event that this Agreement shall be terminated pursuant to Section 10.1, each Party shall pay all expenses incurred by it in connection with this Agreement, and no Party shall have any further obligations or liability for any damages or expenses under this Agreement. In the event of any termination, all further obligations of the parties under this Agreement (other than those provisions which by their terms are intended to survive termination, including, without limitation, this Article 10) shall be terminated without further liability of any Party to the other; provided, however, that nothing contained herein shall be construed to prevent any Parties hereto from pursuing any remedy available at law or in equity for any breach, violation, default or other failure of performance of any other Party hereto prior to Closing.

ARTICLE 11
GENERAL

11.1 Notices. All notices, demands and other communications hereunder shall be in writing or by written telecommunication, and shall be deemed to have been duly given if delivered personally or if mailed by certified mail, return receipt requested, postage prepaid, or if sent by overnight courier, or sent by written telecommunication, as follows:

If to the Parent or Seller:

theglobe.com, Inc.
110 East Broward Boulevard
Suite 1400
Ft. Lauderdale, FL 33301
Attention: Robin Segaul Lebowitz
Fax:

with copies to:

Attn: Donald E. “Rocky” Thompson II
Stearns Weaver Miller Weissler Alhadeff &Sitterson, P.A.
200 East Las Olas Boulevard, Suite 2100
Ft. Lauderdale, FL 33301
Telephone: (954) 766-9701
Fax: (954) 766-9712
dthompson@swmwas.com

If to the Buyer, to:

The Registry Management Company, LLC
110 East Broward Boulevard
Suite 1400
Ft. Lauderdale, FL 33301
Attention: Edward A. Cespedes
Fax:

with copies to:

William J. Gross, Esq.
Tripp Scott, P.A.
110 S.E. 6th Street
15th Floor
Fort Lauderdale, FL 33301
Fax: 954-761-8475
wjg@trippscott.com

Any such notice shall be effective (a) if delivered personally, when received, (b) if sent by overnight courier, when receipted for, (c) if mailed, five (5) days after being mailed as described above, and (d) if sent by written telecommunication, when dispatched; provided that notice is sent simultaneously via another permitted method.

11.2 Entire Agreement. This Agreement, together with the other Transaction Documents, contain the entire understanding of the parties, supersedes all prior agreements and understandings relating to the subject matter hereof.

11.3 Partial Invalidity. If any term or provision of this Agreement or the application hereof to any person, property or circumstance shall, to any extent, be invalid or unenforceable, the remainder of this Agreement or the application of such term or provision to persons, property or circumstances other than those as to which it is invalid or unenforceable shall not be affected thereby, and each term and provision of this Agreement shall be valid and enforced to the fullest extent permitted by law.

11.4 Amendment, Modification and Waiver. This Agreement shall not be altered or otherwise amended except pursuant to an instrument in writing signed by each of the Parties hereto. The waiver by one Party of the performance of any covenant, condition or promise shall not invalidate this Agreement, nor shall it be considered a waiver by such Party of any other covenant, condition or promise. The delay in pursuing any remedy or in insisting upon full performance for any breach or failure of any covenant, condition or promise shall not prevent a Party from later pursuing any remedies or insisting upon full performance for the same or any similar breach or failure.

11.5 Construction. This Agreement shall be construed according to its fair meaning and neither for nor against any party hereto irrespective of which party caused the same to be drafted. Each of the parties acknowledges that it has been represented by an attorney in connection with the preparation and execution of this Agreement.

11.6 Governing Law. The validity and construction of this Agreement shall be governed by the internal laws of the State of Florida, without giving effect to the principles of conflicts of laws thereof.

11.7 Arbitration of Disputes.

(a) Any controversy or claim arising out of, relating to, or in connection with, this Agreement or the Transaction Documents, or the breach, termination or validity thereof, shall be settled by arbitration in accordance with the Center for Public Resources for Non-Administered Arbitration by a sole arbitrator. The Parties expressly waive any right to punitive, exemplary or similar damages and the arbitrator is expressly prohibited from awarding any such damages. Judgment upon the award rendered by the Arbitrator shall be entered by an court having jurisdiction thereof. The seat of the arbitration shall be Broward County, Florida.

(b) In order to facilitate the comprehensive resolution of related disputes, and upon request of any Party to the arbitration proceeding, the arbitrator may, within 90 days of his or her appointment, consolidate the arbitration proceeding involving any of the Parties relating to this Agreement or any Transaction Documents. The arbitration shall not consolidate such arbitrations unless he or she determines that (i) there are issues of fact or law common to the two proceedings so that a consolidated proceeding would be more efficient than separate proceedings, and (ii) one Party would be prejudiced as a result of such consolidation through undue delay or otherwise. In the case of a consolidated proceeding, the arbitration shall be conducted in the manner provided in subparagraph (a) of this paragraph.

11.8 Assigns. This Agreement shall be binding upon and inure to the benefit of the Parties hereto and their respective heirs, successors and permitted assigns. This Agreement shall be fully assignable by Buyer to any majority-owned subsidiary of Buyer formed for the purpose of acquiring the Purchased Assets from Seller. Except as provided herein, neither this Agreement nor the obligations of any Party hereunder shall be assignable or transferable by such Party without the prior written consent of the other Party hereto.

11.9 Counterparts. This Agreement may be executed in multiple counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

ARTICLE 12
CERTAIN DEFINITIONS

As used herein the following terms not otherwise defined have the following respective meanings:

“Accounts Receivable” means (a) all trade accounts receivable and other rights to payment from customers of the Seller and the full benefit of all security for such accounts or rights to payment, including all trade accounts receivable representing amounts receivable in respect of goods or products sold or services rendered to customers of the Seller, (b) all other accounts or notes receivable of the Seller and the full benefit of all security for such accounts or notes and (c) any claim, remedy or other right related to any of the foregoing.

“Accredited Investor” shall have the meaning set forth in Section 4.8.

“Affiliate” shall mean any Person directly or indirectly controlling, controlled by or under direct or indirect common control with the specified Person and shall include (a) any Person who is a director or beneficial holder of at least 10% of any class of the then-outstanding capital stock (or other shares of beneficial interest) of such Person and family members of any such Person, (b) any Person of which such Person or an Affiliate of such Person under clause (a) hereof shall, directly or indirectly, either beneficially own at least 10% of any class of the then outstanding capital stock (or other shares of beneficial interest) or constitute at least a 10% equity participant, and (c) in the case of a specified Person who is an individual, family members of such Person. Notwithstanding the foregoing, for purposes of this Agreement, neither Buyer nor its equity owners, shall be considered an “Affiliate” of Seller or Parent, and neither Seller, Parent nor its equity owners, shall be considered an “Affiliate” of the Buyer.

“Balance Sheet” shall have the meaning set forth in Section 3.5(b).

“Balance Sheet Data” shall have the meaning set forth in Section 3.5(b).

“Business” shall have the meaning set for in the Recitals.

“Business Day” shall mean any day excluding Saturday, Sunday and any day on which banks in New York City are authorized by law or other governmental action to close.

“Buyer Indemnified Group” shall have the meaning set forth in Section 9.2.

“Buyer Transaction Documents” shall have the meaning set forth in Section 4.1.

“Claim” shall have the meaning set forth in Section 9.4(a).

“Closing” shall have the meaning set forth in Section 1.6.

“Closing Date” shall have the meaning set forth in Section 1.6.

“Confidential Information” means all information of a propriety or confidential nature provided by one Party to another, but shall not include any information that the receiving Party can demonstrate: (i) was independently developed by or for the receiving party without reference to the Confidential Information, or was received without restrictions; (ii) has become generally available to the public without breach of confidentiality obligations of the receiving Party; (iii) was in the receiving Party's possession without restriction or was known by the receiving Party without restriction at the time of disclosure; or (iv) is the subject of a subpoena or other legal or administrative demand for disclosure; provided, however, that the receiving Party has given the disclosing party prompt notice of such demand for disclosure and the receiving Party reasonably cooperates with the disclosing party's efforts to secure an appropriate protective order of such information.

“Competitive Business” shall have the meaning set forth in Section 6.2(c).

“Contract” shall mean any agreement, contract, obligation, promise, or undertaking (whether written or oral and whether express or implied) that is legally binding.

“Contemplated Transaction” shall have the meaning set forth in Section 3.1(b).

“Convertible Notes” shall have the meaning set forth in Section 1.5(b)(i).

“Earn-out Agreement” shall have the meaning set forth in Section 1.8.

“Encumbrance” shall mean any charge, claim, condition, equitable interest, lien, option, pledge, security interest, right of first refusal, or restriction of any kind, including any restriction on use, voting, transfer, receipt of income, or exercise of any other attribute of ownership.

“Exchange Act” shall have the meaning set forth in Section 3.5(a).

“Financial Statements” shall have the meaning set forth in Section 3.5(b).

“GAAP” shall have the meaning set forth in Section 3.5(a)

“Governmental Authority” shall mean any domestic or foreign federal, state or local agency, authority, board, bureau, court, instrumentality or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative powers, in each case, to the extent having jurisdiction over the applicable Party.

“Indemnification Period” shall have the meaning set forth in Section 9.1.

“Indemnification Notice” shall have the meaning set forth in Section 9.4(a).

“Indemnified Party” shall have the meaning set forth in Section 9.4(a).

“Indemnifying Party” shall have the meaning set forth in Section 9.4(a).

“Information Statement” shall have the meaning set forth in Section 5.8.

“Intellectual Property” shall mean all intangible assets used in or necessary to the conduct of the business of Seller, including, without limitation: the name “Tralliance” and all derivations thereof, all trade names, domain names, websites, service marks names, trade dress, logos, trade secrets, copyrights and registrations and applications therefore, designs, technical information, know-how, processes and techniques, research and development information, and supplies, plans, proposals, technical data, computer software, financial, marketing and business data, pricing and cost information, and business and marketing plans, formulas, devices, software or compilations of information; patents, license rights and sublicense rights to all patents and trademarks, and other intangible assets registered in the name of Seller and currently used by Seller in connection with, or necessary for the Business of Seller, all applications therefore and all licenses (as licensee or licensor) and other agreements related thereto as described on Schedule 3.8 hereto, and all of Seller’s rights to use or allow others to use such names, all registrations and applications for registration and all claims for infringement of any intellectual property and intangible rights relating thereto.

“IRS” shall man the United States Internal Revenue Service.

“Laws” shall mean any federal, state, local, municipal, foreign, international, multinational or other administrative order, constitution, law, ordinance, principle of common law, rule, regulation, statute or treaty or any order of any Governmental Authority, or any license, franchise, consent, approval, permit or similar right granted under any of the foregoing including, without limitation, all federal, state and local privacy laws, rules and regulations, and all other applicable laws of similar tenor and effect, all laws relating to occupational health and safety, equal employment opportunities, fair employment practices and discrimination, privacy, security and exchange of information, the Sarbanes Oxley Act of 2002, the Digital Millennium Copyright Act, the CAN-SPAM Act of 2003, the Children’s Online Protection Act, the Children’s Online Privacy Protection Act, the Protection of Children from Sexual Predators Act, rules and regulations promulgated by the Federal Trade Commission and the Federal Communications Commission, and other laws, rules, and regulations, applicable to the Business or the Purchased Assets.

“Losses” shall have the meaning set forth in Section 9.2.

“Material Adverse Effect” shall mean circumstance, change in, or effect on the Business, or the Parent that, individually or in the aggregate is, or would reasonably be expected to be, materially adverse to the business, operations, assets or liabilities, results of operations or the financial condition of the Parent.

“Non-Competition Period” shall have the meaning set forth in Section 6.2(b).

“Ordinary Course” shall mean the normal day to day operations of the Seller consistent with past practices.

“Parent Financial Statements” shall have the meaning set forth in Section 3.5(b).

“Parent Transaction Documents” shall have the meaning set forth in Section 3.1(b).

“Permits” shall mean all franchises, licenses, permits, consents, authorizations, approvals and certificates, or any waiver of the foregoing, required by any person or organization including any Governmental Authority (as defined herein), and held, used or otherwise possessed by Seller in connection with and/or necessary to the operation of the business of Seller, to the extent transferable to Buyer under applicable Laws as listed on Schedule 3.9.

“Permitted Encumbrances” means (i) liens for Taxes not yet due and payable or being contested in good faith by appropriate proceedings and with respect to which adequate reserves have been established; (ii) rights reserved to any Governmental Authority to regulate the affected property; (iii) statutory liens of banks and rights of set-off; (iv) as to leased assets, interests of the lessors and sublessors thereof and liens affecting the interests of the lessors and sublessors thereof; (v) inchoate materialmen’s, mechanics’, workmen’s, repairmen’s or other like liens arising in the Ordinary Course; (vi) liens incurred or deposits made in the Ordinary Course in connection with workers’ compensation and other types of social security; (vii) licenses of trademarks or other intellectual property rights granted by the Seller in the Ordinary Course and not interfering in any material respect with the Ordinary Course of the Business of Seller; and (viii) as to real property, any encumbrance, adverse interest, constructive or other trust, claim, attachment, exception to or defect in title or other ownership interest (including, but not limited to, reservations, rights of entry, rights of first refusal, possibilities of reverter, encroachments, easement, rights of way, restrictive covenants, leases, and licenses) of any kind, which otherwise constitutes an interest in or claim against property, whether arising pursuant to any Laws, under any contract or otherwise, that do not, individually or in the aggregate, have a Material Adverse Effect on Seller’s use thereof as currently used in the Ordinary Course.

“Person” shall mean a corporation, an association, a partnership, an organization, a business, an individual, a limited liability company, a government or political subdivision thereof or a governmental agency (including without limitation, any federal, state, local or municipal regulatory or administrative body).

“Purchase Price” shall have the meaning set forth in Section 1.5(b).

“Related Party” shall mean, with respect to the Buyer, any of the holders of the Convertible Notes, Certified Vacations Group, Inc., Labigroup Holdings, LLC and their respective subsidiaries, if any. Notwithstanding anything to the contrary, neither the Seller, the Parent nor any of its subsidiaries shall be considered Related Parties of the Buyer hereunder.

“Relevant Group” shall mean any combined, consolidated, affiliated, unitary or similar group of which either Parent or Seller is or was a member.

“SEC” shall have the meaning set forth in Section 3.5(a).

“SEC Documents” shall have the meaning set forth in Section 3.5(a).

“SEC Financial Statements” shall have the meaning set forth in Section 3.5(a).

“Seller Indemnified Group” shall have the meaning set forth in Section 9.3.

“Shares” shall have the meaning set forth in the Recitals.

“Tax” shall mean any federal, state, local, foreign and other income, profits, franchise, capital, withholding, unemployment insurance, social security, occupational, production, severance, gross receipts, value added, sales, use, excise, real and personal property, ad valorem, occupancy, transfer, employment, disability, workers’ compensation or other similar tax, duty or other governmental charge (including all interest and penalties thereon and additions thereto).

“Tax Return” shall mean any return (including any information return), report, statement, schedule, notice, form, declaration, claim for refund or other document or information filed with or submitted to, or required to be filed with or submitted to, any Governmental Authority in connection with the determination, assessment, collection or payment of any Tax or in connection with the administration, implementation or enforcement of or compliance with any Laws relating to any Tax.

“Terminating Party” shall have the meaning set forth in Section 10.1(a)(ii).

“Third-Party Claim” shall have the meaning set forth in Section 9.4(b).

“Transaction Documents” shall mean this Agreement and such other documents and agreements of even date herewith or delivered at Closing.

“Transferred Employee” shall have the meaning set forth in Section 6.1(a).

IN WITNESS WHEREOF, and intending to be legally bound hereby, the Parties hereto have caused this Agreement to be duly executed and delivered as the date first provided above.

PARENT: theglobe.com, inc.

By:	/s/ Edward A. Cespedes
Title: President

SELLER: TRALLIANCE CORPORATION

By:	/s/ Edward A. Cespedes
Title: President

BUYER: THE REGISTRY MANAGEMENT COMPANY, LLC.

By:	/s/ Michael S. Egan
Title: Manager

Schedule 6.4
Registration Rights

1.1 Demand Registration; Limitation. At any time after the first anniversary of the date hereof, the holders (the “Holders”) of a majority of the shares of Common Stock shall be entitled to deliver written notice to the Parent demanding the registration of all Registrable Securities (as hereinafter defined) or such lesser number as the Holders may elect. Upon the written request of such Holders, the Parent shall use its commercial reasonable best efforts to cause to be registered under the 1933 Act all of such Registrable Shares. The Holders whom elect to participate in the registration (or a registration pursuant to Section 1.2 below) are called “Participating Holders.” The term “Registrable Securities” shall mean shares of the Common Stock issued pursuant to this Agreement, together with any shares of Common Stock issued or issuable by way of a stock dividend or stock split or in connection with any recapitalization, merger, consolidation or other reorganization; provided that the term “Registrable Securities” shall not include shares of Common Stock which have been either: (i) publicly resold pursuant to Rule 144 promulgated under the 1933 Act or (ii) are eligible for sale under Rule 144(k) of the 1933 Act. The Holders of the Registrable Securities may exercise the rights described in this Section 1.1 a total of one time only. Notwithstanding any demand by the Holders hereunder, the Parent shall not be required to effect any such registration, and may delay any such registration, at anytime during which: (i) the Parent has pending, or reasonably anticipates filing within forty five (45) days of receipt of a demand for registration hereunder, its own registration statement for the public offering of shares of Common Stock by the Parent; (ii) has pending, or has received a notice of demand registration relating to, a registration statement for the offer and sale of Common Stock by selling shareholders pursuant to registration rights outstanding (or hereinafter granted) in favor of other security holders; or (iii) the Parent’s Board of Directors determines, in its good faith discretion, that such registration may have a material adverse effect on the Parent or its plans or prospects; provided that, in any of such events, the Holders shall continue to have a demand right and the Parent shall promptly notify the Holders of the foregoing and provide the Holders with an estimate of when they may exercise such demand registration again; and provided further that solely in the event of clause (iii) above, (x) the Parent’s ability to delay such registration shall be limited to durations of not longer than ninety (90) days and (y) the Parent shall not delay more than once during any twelve month period.

1.2 Piggy-Back Registration Rights. If at any time hereafter, the Parent shall prepare and file one or more registration statements under the 1933 Act, with respect to a public offering of equity or debt securities of the Parent, or of any such securities of the Parent held by its security holders, other than registration statements on forms S-4 or S-8 (or their successor forms), the Parent will include in any such registration statement such information as is required, and such number of Registrable Securities held by the Participating Holders thereof as may be requested by them, to permit a public offering of the Registrable Securities so requested; provided, however, that in the case of an underwritten offering, if, in the written opinion of the Parent's or, if pursuant to a demand registration by selling security holders, such selling holder’s, managing underwriter for such offering, the inclusion of the Registrable Securities requested to be registered, when added to the securities being registered by the Parent or any other selling security holder(s), would exceed the maximum amount of the Parent's securities that can be marketed without otherwise materially and adversely affecting the entire offering, then such managing underwriter may exclude from such offering that portion of the Registrable Securities requested to be so registered, so that the total number of securities to be registered is within the maximum number of shares that, in the opinion of the managing underwriter, may be marketed without otherwise materially and adversely affect the entire offering, provided that at least a pro rata amount of the securities that otherwise were proposed to be registered for other stockholders (but not the Parent and other than with respect to securities registered pursuant to demand registration rights if such securities are otherwise included in the underwriting) is also excluded. In the event of such a proposed registration, the Parent shall furnish the then registered holders of Registrable Securities with not less than twenty (20) days' written notice prior to the proposed date of filing of such registration statement. Such notice shall continue to be given by the Parent to registered holders of Registrable Securities, with respect to subsequent registration statements filed by the Purchaser, until such time as all of the Registrable Securities have been registered or may be sold without registration under the Act or applicable state securities laws and regulations, and without limitation as to volume pursuant to Rule 144 of the 1933 Act. The holders of Registrable Securities shall exercise the rights provided for herein by giving written notice to the Parent, within fifteen (15) days of receipt of the Parent's notice of its intention to file a registration statement. In the event the offering involves an underwritten offering, the Participating Holders shall also execute, and be a party to, the underwriting agreement of the Parent or other selling security holders.

1.3 Furnish Information. It shall be a condition precedent to the obligations of the Parent to take any action pursuant to this Agreement with respect to the Registrable Securities that each of the Participating Holders furnish to the Parent such information regarding itself, the Registrable Securities held by it, and the intended method of disposition of such securities as shall be required to effect the registration of the Registrable Securities.

1.4 Expenses of Registration. The Parent shall bear and pay all expenses incurred in connection with any registration, filing or qualification of Registrable Securities with respect to the registrations pursuant to Section 1.1 and 1.2 for the Investor, including without limitation all registration, filing and qualification fees, printers’ and accounting fees relating or apportionable thereto, and, if connection with a demand registration pursuant to Section 6.1 hereof, the fees and disbursements of one counsel appointed by the Participating Holders. The Participating Holders shall be responsible for payment of any underwriter’s or broker’s fee or commission with respect to the sale of their Registrable Securities.

1.5 Registration Procedures. Whenever the Holders of Registrable Securities have requested that any Registrable Securities be registered pursuant to this Agreement, the Parent shall use its best efforts in good faith to effect the registration and the sale of such Registrable Securities in accordance with the intended method of disposition thereof, and in furtherance hereof, the Parent shall as expeditiously as possible:

(a) prepare and file with the Securities and Exchange Commission a registration statement with respect to such Registrable Securities and use its best efforts in good faith to cause such registration statement to become and remain effective; provided, that before filing a registration statement or prospectus or any amendments or supplements thereto, the Parent shall furnish to the counsel selected by the Participating Holders of a majority of the Registrable Securities covered by such registration statement copies of all such documents proposed to be filed, which documents shall be subject to the review and comment of such counsel;

(b) notify each Participating Holder of the effectiveness of each registration statement filed hereunder and prepare and file with the Securities and Exchange Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective for a period of not less than 180 days and comply with the provisions of the 1933 Act with respect to the disposition of all securities covered by such registration statement during such period in accordance with the intended methods of disposition by the sellers thereof set forth in such registration statement;

(c) furnish to each Participating Holder such number of copies of such registration statement, each amendment and supplement thereto (in each case including all exhibits thereto), the prospectus included in such registration statement (including each preliminary prospectus) and such other documents as such seller may reasonably request in order to facilitate the disposition of the Registrable Securities owned by such Holder;

(d) use its best efforts in good faith to register or qualify such Registrable Securities under such other securities or blue sky laws of such jurisdictions as any Participating Holder reasonably requests and do any and all other acts and things which may be reasonably necessary or advisable to enable such seller to consummate the disposition in such jurisdictions of the Registrable Securities owned by such Holder (provided that the Parent shall not be required to (i) qualify generally to do business in any jurisdiction where it would not otherwise be required to qualify but for this subsection, (ii) subject itself to taxation in any such jurisdiction or (iii) consent to general service of process in any such jurisdiction);

(e) notify each Participating Holder, at any time when a prospectus relating thereto is required to be delivered under the 1933 Act, of the happening of any event as a result of which the prospectus included in such registration statement contains an untrue statement of a material fact or omits any fact necessary to make the statements therein not misleading, and, at the request of any such seller or by its own initiative, the Parent shall prepare a supplement or amendment to such prospectus so that, as thereafter delivered to the purchasers of such Registrable Securities, such prospectus shall not contain an untrue statement of a material fact or omit to state any fact necessary to make the statements therein not misleading;

(f) cause all such Registrable Securities to be listed or admitted to trading on each securities exchange on which securities issued by the Parent are then listed or admitted for trading or, if not so listed or admitted for trading, then on at least one securities exchange or quotation system on which securities of companies similar to the Parent are then listed or admitted for trading, and, if admitted for trading on the Over the Counter Bulletin Board, use its best efforts in good faith (i) to either (x) secure designation of all such Registrable Securities covered by such registration statement, if and to the extent eligible for such designation, as a NASDAQ “national market system security” within the meaning of Rule 11Aa2 1 of the Securities and Exchange Commission or (y) secure trading on the NASDAQ “SmallCap” market and, without limiting the generality of the foregoing, and (ii) to arrange for at least two market makers to register as such with respect to such Registrable Securities with the NASD;

(g) furnish to each Participating Holder a signed counterpart, addressed to such Participating Holder, of (i) an opinion of counsel for the Parent, dated the effective date of the registration statement, and (ii) a “comfort” letter signed by the independent public accountants who have certified the Parent’s financial statements included in the registration statement, covering substantially the same matters with respect to the registration statement (and the prospectus included therein) and (in the case of the comfort letter, with respect to events subsequent to the date of the financial statements), as are customarily covered (at the time of such registration) in opinions of issuer’s counsel and in comfort letters delivered to the underwriters in underwritten public offerings of securities. If and to the extent that any registration relates to an underwritten public offering, such opinion and comfort letter shall be sufficient if it is in the form acceptable to the managing underwriter thereof.

(h) provide a transfer agent and registrar for all such Registrable Securities not later than the effective date of such registration statement;

(i) enter into such customary agreements (including underwriting agreements in customary form) and take all such other actions as the Participating Holders of a majority of the Registrable Securities being sold or the underwriters, if any, reasonably request in order to expedite or facilitate the disposition of such Registrable Securities;

(j) in the event of the issuance of any stop order suspending the effectiveness of a registration statement, or of any order suspending or preventing the use of any related prospectus or suspending the qualification of any Common Stock included in such registration statement for sale in any jurisdiction, the Parent shall use its best efforts in good faith promptly to obtain the withdrawal of such order.

1.6 Selection of Underwriter. In the event of a demand registration pursuant to Section 6.1 hereof, the holders of a majority of the Registrable Securities initially requesting registration hereunder shall have the right to select the investment banker(s) and manager(s) to administer the offering, subject to the Parent's approval which shall not be unreasonably withheld or delayed.

1.7 Indemnification. In the event any Registrable Securities are included in a registration statement under this Section 1:

(a) The Parent will indemnify and hold harmless the Participating Holders, the partners or officers, directors and shareholders of the Participating Holders, legal counsel and accountants for the Participating Holders, against any losses, claims, damages or liabilities (joint or several) to which they may become subject under the 1933 Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages, or liabilities (or actions in respect thereof) arise out of or are based upon any of the following statements, omissions or violations (collectively a “Violation”): (i) any untrue statement or alleged untrue statement of a material fact contained in such registration statement, including any preliminary prospectus or final prospectus contained therein or any amendments or supplements thereto, (ii) the omission or alleged omission to state therein a material fact required to be stated therein, or necessary to make the statements therein not misleading, or (iii) any violation or alleged violation by the Parent of the 1933 Act, the 1934 Act, any state securities laws or any rule or regulation promulgated under the 1933 Act, the 1934 Act or any state securities laws. The Parent will reimburse each Participating Holder for any legal or other expenses reasonably incurred by it in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.7 (a) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of the Parent (which consent shall not be unreasonably withheld), nor shall the Parent be liable for any such loss, claim, damage, liability or action to the extent that it arises out of or is based upon a Violation that occurs in reliance upon and in conformity with written information furnished expressly for use in connection with such registration by such Participating Holder; provided further, however, that the foregoing indemnity agreement with respect to any preliminary prospectus shall not inure to the benefit a Participating Holder, from whom the person asserting any such losses, claims, damages or liabilities purchased shares in the offering, if a copy of the prospectus (as then amended or supplemented if the Parent shall have furnished any amendments or supplements thereto) was not sent or given by or on behalf of such Participating Holder to such person, if required by law so to have been delivered, at or prior to the written confirmation of the sale of the shares to such person, and if the prospectus (as so amended or supplemented) would have cured the defect giving rise to such loss, claim, damage or liability.

(b) Each Participating Holder will indemnify and hold harmless the Parent, each of its directors, each of its officers who has signed the registration statement, each person, if any, who controls the Parent within the meaning of the 1933 Act, legal counsel and accountants for the Parent and any underwriter, against any losses, claims, damages or liabilities (joint or several) to which any of the foregoing persons may become subject under the 1933 Act, the 1934 Act or any state securities laws, insofar as such losses, claims, damages or liabilities (or actions in respect thereto) arise out of or are based upon any Violation, in each case to the extent (and only to the extent) that such Violation occurs in reliance upon and in conformity with written information furnished by such Participating Holder expressly for use in connection with such registration; and such Participating Holder will reimburse any person intended to be indemnified pursuant to this subsection, for any legal or other expenses reasonably incurred by such person in connection with investigating or defending any such loss, claim, damage, liability or action; provided, however, that the indemnity agreement contained in this subsection 1.7(b) shall not apply to amounts paid in settlement of any such loss, claim, damage, liability or action if such settlement is effected without the consent of such Participating Holder (which consent shall not be unreasonably withheld).

(c) Promptly after receipt by an indemnified party under this Section 1.7 of notice of the commencement of any action (including any action by a governmental authority), such indemnified party (the “Indemnified Party”) will, if a claim in respect thereof is to be made against any indemnifying party (the “Indemnifying Party”) under this Section 1.7, deliver to the Indemnifying Party a written notice of the commencement thereof and the Indemnifying Party shall have the right to participate in, and, to the extent the Indemnifying Party so desires, jointly with any other indemnifying party similarly noticed, to assume the defense thereof with counsel mutually satisfactory to the parties; provided, however, that an Indemnified Party (together with all other indemnified parties that may be represented without conflict by one counsel) shall have the right to retain one separate counsel, with the fees and expenses to be paid by the Indemnifying Party, if representation of such Indemnified Party by the counsel retained by the Indemnifying Party would be inappropriate due to actual or potential differing interests between such Indemnified Party and any other party represented by such counsel in such proceeding. No Indemnifying Party shall, without the consent of the Indemnified Party, consent to entry of any judgment or enter into any settlement of any such action which does not include as an unconditional term thereof the giving by the claimant or plaintiff to such Indemnified Party of a complete and full release from all liability in respect of such claim or litigation. No Indemnified Party shall consent to entry of any judgment or enter into any settlement of any such action the defense of which has been assumed by an Indemnifying Party without the consent of such Indemnifying Party.

(d) If the indemnification provided for in this Section 1.7 is held by a court of competent jurisdiction to be unavailable to an Indemnified Party with respect to any loss, liability, claim, damage or expense referred to herein, then the Indemnifying Party, in lieu of indemnifying such Indemnified Party hereunder, shall contribute to the amount paid or payable by such Indemnified Party as a result of such loss, liability, claim, damage or expense in such proportion as is appropriate to reflect the relative fault of the Indemnifying Party on the one hand and of the indemnified party on the other in connection with the statements or omissions that resulted in such loss, liability, claim, damage or expense, as well as any other relevant equitable considerations. The relative fault of the Indemnifying Party and of the Indemnified Party shall be determined by reference to, among other things, whether the untrue or alleged untrue statement of a material fact or the omission to state a material fact relates to information supplied by the Indemnifying Party or by the Indemnified Party and the parties’ relative intent, knowledge, access to information, and opportunity to correct or prevent such statement or omission.

(e) No Person guilty of fraudulent misrepresentation (within the meaning of Section 11(f) of the 1933 Act) shall be entitled to contribution from any person who was not guilty of such fraudulent misrepresentation. Notwithstanding anything to the contrary in this Section 1.7, no indemnified party shall be required, pursuant to this Section 1.7, to contribute any amount in excess of the net proceeds received by such indemnifying party from the sale of securities in the offering to which the losses, claims, damages, liabilities or expenses of the indemnified party relate.

1.8 Successors and Assigns. The covenants and agreements in this Section 1 by or on behalf of any of the parties hereto shall bind and inure to the benefit of the respective successors and assigns of the parties hereto whether so expressed or not. In addition, whether or not any express assignment has been made, the provisions of this Agreement which are for the benefit of purchasers or holders of Registrable Securities are also for the benefit of, and enforceable by, any subsequent holder of at least one million (1,000,000) shares of the Registrable Securities.

Exhibit A
Bill of Sale

Exhibit B
Assignment and Assumption Agreement

Exhibit C
Earn-out Agreement